Exhibit 10.3

Atlantic Tele-Network, Inc.

Form of

Notice of Grant of Restricted Stock and

Restricted Stock Agreement

Administrator	Participant Name:
10 Derby Square	ID:
Salem, MA 01970
(978) 619-1300

Atlantic Tele-Network, Inc., a Delaware corporation (the “Company”), hereby grants to the Participant named above (“you”) the number of shares of Common Stock, par value $0.01 per share (the “Shares”) of the Company set forth below on the terms of this Notice of Grant of Restricted Stock and Restricted Stock Agreement (this “Agreement”), subject to your acceptance of this Agreement and the provisions of the Atlantic Tele-Network, Inc. 2008 Equity Incentive Plan, as amended from time to time (the “Plan”).  The Shares are subject to the restrictions set forth herein and those set forth in the Plan.

Date of grant:

Number of shares:

Vesting:  The Shares will vest and become issuable according to the following schedule (each date, a “scheduled vesting date”):

on , 20 , as to	shares,
(representing 25% of the Shares)

on , 20 , as to ,	additional shares,
(representing 25% of the Shares)

on , 20 , as to	additional shares, and
(representing 25% of the Shares)

on , 20 , as to	additional shares.
(representing 25% of the Shares)

By your signature below, you agree with the Company to the terms of this Agreement.

Atlantic Tele-Network, Inc.

By:
Name:
Title:	Date

Participant	Date

Terms of Restricted Stock

1.  Plan Incorporated by Reference. The provisions of the Plan are incorporated into and made a part of this Agreement by this reference. Capitalized terms defined in the Plan and used and not otherwise defined in this Agreement have the meanings given to them in the Plan. The Committee administers the Plan, and its determinations regarding the interpretation and operation of the Plan and this Agreement are final and binding. The Board may in its sole discretion at any time terminate or from time to time modify and amend the Plan as provided therein. You may obtain a copy of the Plan without charge upon request to the Company’s Corporate Secretary.

2.  Vesting. The Shares will vest, while you are employed by the Company or one of its Affiliates, on the scheduled vesting dates stated in the vesting schedule on the first page of this Agreement, subject to the other terms hereof.  Notwithstanding anything to the contrary in the foregoing, all unvested Shares shall become 100% vested upon a qualifying termination of your employment (as determined by the Committee) upon the occurrence of a change in control (as defined by the Committee from time to time).

3.  Withholding Taxes.  You are responsible for any income or other tax liability attributable to the Shares. It is a condition to the issuance of Shares under this Agreement that you shall pay to the Company, or make provision satisfactory to the Committee for payment of, any taxes required by law to be withheld with respect to the Shares no later than the date of the event creating the tax liability. The Company and its Affiliates may, to the extent permitted by law, deduct any such tax obligations from any payment of any kind for your benefit. In the Committee’s discretion, the minimum tax obligations required by law to be withheld with respect to the Shares may be paid in whole or in part in shares of Stock, including Shares granted under this Agreement, valued at their Fair Market Value on the date of withholding or delivery.  A holder may make an election in accordance with Section 83(b) of the Code.  Any  Section 83(b) election must be filed with the IRS within 30 days of the grant of the Shares and is the sole responsibility of the holder.

4.  Termination; Non-Competition and Non-Solicitation; Forfeiture.

4.1  Upon termination of your employment with the Company and its Affiliates for any reason (other than death, disability or upon the occurrence of change in control), any portion of the Shares that is unvested as of the termination date will be forfeited and revert back to the Company.  Authorized leave of absence or absence on military or government service shall not constitute termination of your employment for this purpose so long as either (a) such absence is for a period of no more than 90 calendar days or (b) your right to re-employment after such absence is guaranteed either by statute or by contract.

4.2  While employed or engaged by the Company and for a period of one year after the termination or cessation of such employment or engagement for any reason, you will not, without the Company’s prior written consent, directly or indirectly: (i) engage in any business or enterprise (whether as owner, partner, officer, director, employee, consultant, investor, lender or otherwise, except as the holder of not more than 1% of the outstanding stock of a publicly-held company) that is competitive with the Company’s business, including but not limited to any business or enterprise that develops, manufactures, markets, licenses, sells or provides any product or service that competes with any product or service developed, manufactured, marketed, licensed, sold or provided, or planned to be developed, manufactured, marketed, licensed, sold or provided, by the Company while you are employed or engaged by the Company;  (ii) either alone or in association with others, sell or attempt to sell to any person or entity that was, or to whom the Company had made or received a proposal to become, a customer or client of the Company at any time during the term of my employment or engagement with the Company, any products or services that are competitive with any products or services developed, manufactured, marketed, sold or provided by the Company; or (iii) either alone or in association with others, recruit, solicit or hire in any capacity any employee of the Company, or induce or attempt to induce any employee of the Company to discontinue his or her employment relationship with the Company.

4.3   Notwithstanding any other provision of this Agreement, (i) the Shares, whether or not vested in whole or in part, shall be forfeited and (ii) you shall be obligated to (a) transfer to the Company any Shares and (b) pay to the Company all gains realized by any person from the disposition of any such Shares if: (I) your employment with the Company or any Affiliate is terminated for cause or (II) following termination of employment for any reason, either (A) the Company determines that you engaged in conduct while an employee that would have justified termination for cause or (B) you violate any of the provisions set forth in Section 4.2 of this Agreement or any confidentiality or non-competition agreement with the Company or any Affiliate. Termination for cause means criminal conduct involving a felony in the U.S. or the equivalent of a felony under the laws of other countries, material violations of civil law related to your job responsibilities, fraud, dishonesty, self-dealing, breach of your obligations regarding the Company’s intellectual property, or willful misconduct that the Committee determines to be injurious to the Company.

4.4   In addition to the remedies provided herein, the Company shall be entitled to equitable relief, including specific performance and injunctive relief, to ensure the your compliance with the provisions set forth in Section 4.2 of this Agreement or any confidentiality or non-competition agreement with the Company or any Affiliate.

5.  Compliance with Law; Lock-Up Agreement. The Company shall not be obligated to issue or deliver any Shares if it determines that the delivery or issuance would violate the terms of the Company’s policy regarding insider trading (including as a result of your need to engage in a sale of those shares in order to pay applicable withholding taxes).  The Company shall also not be obligated to issue or deliver any shares of Common Stock unless the Company is satisfied that all requirements of law or any applicable stock exchange in connection therewith (including without limitation the effective registration or exemption of the issuance of such shares under the Securities Act of 1933, as amended, and applicable state securities laws) have been or will be complied with, and the Committee may impose any restrictions on your rights as it shall deem necessary or advisable to comply with any such requirements; provided that the Company will issue such shares on the earliest date at which it reasonably anticipates that such issuance will not cause such violation.  You further agree hereby that, as a condition to the issuance of shares of Common Stock covered by the Shares, you will enter into and perform any underwriter’s lock-up agreement requested by the Company from time to time in connection with public offerings of the Company’s securities.

6.  Rights as Stockholder; Dividends. Subject to the provisions of this Agreement, you shall have all rights and privileges as a stockholder (including, but not limited to, voting rights) with respect to the Shares, whether or not the Shares have vested, prior to any forfeiture.  Any cash dividends or distributions declared and paid with respect to Shares that are, as of the record date for such dividend, allocated to you pursuant to this Agreement, but not issued prior to the applicable dividend record date will be subject to the same vesting and other restrictions as are applicable to the Shares to which the Award relates.  All calculations made in connection with this grant shall be computed to three decimal places.  No fractional shares shall be issued under this grant.  Cash will be paid in lieu of any fractional share that otherwise would become due and payable.

7.  Effect on Your Employment. Neither the adoption, maintenance, or operation of the Plan nor the award of the Shares confers upon you any right to continue your employment with the Company or any Affiliate, nor shall they interfere with the rights of the Company or any Affiliate to terminate or otherwise change the terms of such employment or service at any time, including, without limitation, the right to promote, demote or reassign you from one position to another in the Company or any Affiliate. Unless the Committee otherwise provides in any case, your employment with an Affiliate shall be deemed to terminate for purposes of the Plan when such Affiliate ceases to be an Affiliate of the Company.

8. Nontransferability.  Subject to the provisions of the Plan, you may not sell, assign, transfer, pledge, hypothecate or otherwise dispose of or encumber the Shares until they have vested in accordance with the scheduled vesting dates set forth in this Agreement.  You may not assign or transfer any rights with respect to the Shares except by will or by the laws of descent and distribution or to the extent expressly permitted in writing by the Committee.

9. Corporate Events. The terms of the Shares may be changed without your consent as provided in the Plan upon a change in control of, or certain other corporate events affecting, the Company.  Without limiting the foregoing, the vesting schedule may be accelerated as the Committee may consider equitable to the participants in the Plan and in the best interests of the Company.

10. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the applicable laws of the United States of America and the law (other than the law governing conflict of law questions) of the State of Delaware except to the extent the laws of any other jurisdiction are mandatorily applicable.

11. Amendment and Termination of the Shares. The Shares may be amended or terminated by the Company with or without your consent, as permitted by the Plan.

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